December 10, 2015

Investors May Contact:
Lee McEntire, Bank of America, 1.980.388.6780
Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112

Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Statement on Resubmitted 2015 Capital Plan

CHARLOTTE - Bank of America today announced that the Federal Reserve did not object to the company’s resubmitted 2015 Capital Plan.

The Federal Reserve has provided additional information on its web site at www.federalreserve.gov.

Bank of America

Bank of America is one of the world's leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 47 million consumer and small business relationships with approximately 4,700 retail financial centers, approximately 16,100 ATMs, and award-winning online banking with 32 million active users and more than 18 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Visit the Bank of America newsroom for more Bank of America news.

www.bankofamerica.com

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